Exhibit 10.1

UMB Financial Corporation

Omnibus Incentive Compensation Plan

PERFORMANCE SHARE UNIT AWARD AGREEMENT

Pursuant to this Performance Share Unit Award Agreement (this “Award Agreement”), and subject to the terms and conditions herein and in the UMB Financial Corporation Omnibus Incentive Compensation Plan (the “Plan”), UMB Financial Corporation (the “Company,” as defined in the Plan) grants an award (the “Award”) of performance share units (“PSUs”) under the Plan to the following identified Grantee with the following specified terms:

Summary of Award Terms:

Name of grantee: James D. Rine (the “Grantee”)

Date of grant: February 11, 2020 (the “Grant Date”)

Target number of performance share units: 7,323 (the “Target PSUs)

Performance Period: January 1, 2020 – December 31, 2022 (“Performance Period”)

Vesting: The PSUs shall vest only upon the achievement of the applicable performance criteria during the Performance Period. Depending on the Grantee’s actual achievements, the Grantee may earn between 0% and 200% of the Target PSUs.

Performance Criteria: The number of PSUs earned by the Grantee at the end of the Performance Period, if any, will be determined by the Committee, in its sole but reasonable discretion, based on the satisfaction of performance criteria identified below. Specifically, in determining the number of PSUs earned, if any, the Committee shall determine whether the Grantee achieved the following during the Performance Period:

a.

100% of Target PSUs Earned: Achievement of positive core net operating income for UMB Bank, n.a. (the “Bank”) for all three (3) years of the Performance Period (collectively, the “First Performance Criteria”);

b.

133% of Target PSUs Earned: Achievement of the First Performance Criteria and implementation of the Q2 Online Banking and Mobile Platform services project for the Bank (collectively, the “Second Performance Criteria”);

c.	166% of Target PSUs Earned: Achievement of the Second Performance Criteria and implementation of the D1 Teller platform for the Bank (collectively, the “Third Performance Criteria”); and

d.

200% of Target PSUs Earned: Achievement of the Third Performance Criteria and achievement of an annualized salary expense reduction for fiscal year 2020 in an amount equal to the value set forth in Exhibit A to this Award Agreement, with salary expense growth for 2021 and 2022 not to exceed the annual salary expense growth budgeted for that year. Excluded from these calculations shall be any salary expense growth due to mergers and acquisition activity, market expansions, or new product/vertical implementations and, in the Committee’s discretion, other similar events or activities.

For certainty, successful completion of each performance criteria builds upon, and requires completion of, each performance criteria preceding it; for example, if the Grantee successfully achieves the positive core net operating income performance criteria, and the D1 teller performance criteria, but fails to achieve the Q2 Online Banking and Mobile Platform services performance criteria, the Grantee will only be eligible for an Award equal to 100% of the Target PSUs.

Unless otherwise provided in the Award Agreement, Grantee must continue to provide services to the Company throughout the Performance Period to remain eligible for any rights or interests with respect to this Award.

Settlement date: As soon as practicable following the end of the Performance Period, but no later than March 15th following the last day of the Performance Period (the Settlement Date”).

Capitalized terms used in this Award Agreement, unless otherwise defined, shall have the meanings set forth in the Plan.

Please note that the Award is conditioned on your acknowledgment of receipt and acceptance within one year after receiving this Award Agreement. See Section 15 below. If you do not accept the Award before the one-year anniversary of the Grant Date, your Award will be forfeited.

1.

Grant of Performance Share Units. The Company hereby grants this Award of PSUs, pursuant to which, subject to the terms and conditions of this Award Agreement and the Plan, the Company will pay to the Grantee on the Settlement Date one share of Common Stock as of the Settlement Date multiplied by the number of vested PSUs earned hereby, subject to applicable withholding for taxes.

2.	Certain Definitions: For purposes of this Award Agreement:

a.

The term “Cause” is to be construed the same as such similar term is defined in any employment agreement, offer letter, or service provider agreement between the Grantee and the Company as may be in force from time to time, and in the absence of such agreement or letter, shall mean: (i) the Grantee’s refusal to perform, or repeated failure to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to Grantee; (ii) Grantee’s engagement in gross misconduct or gross negligence in the course of carrying out his or her duties; (iii) Grantee’s conviction of or plea of guilty or nolo contendere to any felony or any misdemeanor involving fraud, intentionally false statements or intentionally misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion; or (iv) Grantee’s violation of law or Company policies or procedures.

b.	References to the “Committee” refer to the committee administering the Plan (or its authorized delegate, as applicable).

c.

“Disability” or “Disabled” means: the Grantee (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

d.

The Grantee shall be considered to have a “Termination of Employment” on the first day following the Grant Date that the Grantee has a termination of employment as provided in Section 11.2.1 of the Plan, and the term “Termination Date” means the day on which the Grantee’s Termination of Employment occurs. Specifically, Grantee will have a Termination of Employment: (i) on the date that Grantee experiences a separation from service within the meaning of Internal Revenue Code Section 409A, (ii) at such time as the Committee determines that the Grantee’s authorized leave of absence or absence in military or government service constitutes a Termination of Employment; (iii) on the effective date that a subsidiary of the Company ceases to be a subsidiary, if the Grantee is employed by or provides services to such subsidiary, unless the Committee determines otherwise; and (iv) on the date that the Grantee ceases to be an employee of the Company even if the Grantee continues or simultaneously commences service as a director of the Company.

3.	Vesting.

a.

The Award is subject to the vesting terms set forth in the Summary of Award Terms above, except as may otherwise be provided in this Award Agreement or in the Plan. Any portion of the Award that does not vest for any reason shall automatically be cancelled and terminated and be of no further force and effect.

4.	Forfeiture.

a.

If the Grantee has a Termination of Employment prior to the end of the Performance Period for any reason including, without limitation, in the event of death or Disability or retirement, the Grantee shall forfeit, and shall have no further rights or interest with respect to, any of the PSUs granted hereby that remain unvested, with automatic and immediate effect (after giving effect to any applicable vesting acceleration provision) as of the Termination Date.

b.

In addition, the Grantee shall forfeit and cease to have any right or interest in any of the PSUs granted hereby, whether or not vested: (i) immediately as of the time the Grantee receives or provides notice of a termination of Grantee’s employment or service, (ii) upon the Grantee’s breach, as determined by the Committee, of any non-disclosure, non-competition, or non-solicitation restrictive covenant obligation owed to the Company, or (iii) upon the Committee’s determination that any conduct of the Grantee constitutes grounds for forfeiture under the Plan.

c.

The Award, or payment thereunder, shall be subject to reduction, in the discretion of the Company, to the extent the Company determines it is required to avoid the imposition of any excise tax on excess parachute payments under Internal Revenue Code Section 4999.

5.

Change in Control. In the event of a Change in Control, the Award shall be subject to the provisions of Section 11.1 of the Plan; provided, however, that no acceleration of the Award, or whole or in part, shall occur as a result of a Change in Control.

6.

Settlement of Award. On or as soon as practicable after the Settlement Date, the Company will, in full satisfaction of the PSUs granted hereby, pay to the Grantee the amount owed in whole shares, rounded down to the nearest whole share, of Common Stock.

a.

Notwithstanding anything herein to the contrary, no transfer of shares of Common Stock shall become effective until the Company determines that such transfer, issuance, and delivery is in compliance with all applicable, laws, regulations of governmental authority, and the requirements of any securities exchange on which shares of Common Stock may be traded.

b.

The Committee may, as a condition to the issuance of Shares, require the Grantee to make covenants and representations and/or enter into agreements with the Company to reflect the Grantee’s rights and obligations as a stockholder of the Company and any limitations and restrictions on such Shares.

c.

The transfer of Shares pursuant to this Award shall be effectuated by an appropriate entry on the books of the Company, the issuance of certificates representing such shares (bearing such legends as the Committee deems necessary or desirable), the transfer of shares to a brokerage account in the name of the Grantee, and/or other appropriate means as determined by the Committee.

d.	Unless and until any shares of Common Stock are issued in settlement of the Award, the Award shall not confer to the Grantee any rights or status as a stockholder of the Company.

7.

Withholding. Grantee shall surrender to the Company, for no consideration, the portion of any shares of Common Stock that become vested under this Award whose aggregate Fair Market Value is sufficient to satisfy federal, state, and local withholding tax requirements.

8.

No Assignment or Transfer. The Award granted hereunder may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. No transfer by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof along with such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Grantee and to be bound by the acknowledgements made by the Grantee in connection with the grant.

9.	Grantee Representations. By accepting the Award, the Grantee represents and acknowledges the following:

a.

The Grantee has received a copy of the Plan, has reviewed the Plan and this Award Agreement in their entirety, and has had an opportunity to obtain the advice of independent counsel prior to accepting the Award.

b.

The Grantee has had the opportunity to consult with a tax advisor concerning the tax consequences of accepting the Award, and understands that the Company makes no representation regarding the tax treatment as to any aspect of the Award, including the grant, vesting, settlement, or conversion of the Award.

c.

The Grantee understands that neither the grant of this discretionary Award nor the Grantee’s participation in the Plan confers any right to continue in the service of the Company or to receive any other award or amount of compensation, whether under the Plan or otherwise, and no payment of any award under the Plan will be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan.

d.

The Grantee consents to the collection, use, and transfer, in electronic or other form, of the Grantee’s personal data by the Company, the Committee, and any third party retained to administer the Plan for the exclusive purpose of administering the Award and Grantee’s participation in the Plan. The Grantee agrees to promptly notify the Committee of any changes in the Grantee’s name, address, or contact information during the entire period of Plan participation.

10.

Adjustments. If there is a change in the outstanding shares of Common Stock due to a stock dividend, split, or consolidation, or a recapitalization, corporate change, corporate transaction, or other similar event relating to the Company, the Committee may adjust the type or number of shares of Common Stock subject to any outstanding portion of the Award in accordance with Article X of the Plan.

11.

Administration; Interpretation. In accordance with the Plan and this Award Agreement, the Committee shall have full discretionary authority to administer the Award, including discretionary authority to interpret and construe any and all provisions relating to the Award. Decisions of the Committee shall be final, binding, and conclusive on all parties. In the event of a conflict between this Award Agreement and the Plan, the terms of the Plan shall prevail.

12.

Section 409A. It is intended that this Award Agreement is exempt from Internal Revenue Code Section 409A and the interpretive guidance thereunder (“Section 409A”), and this Award Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. To the extent that any provision of this Award Agreement would fail to comply with applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without requiring the Grantee’s consent, make such modifications to this Award Agreement and/or payments to be made thereunder to the extent it determines necessary or advisable to comply with the requirements of Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax effect for the Award, and the Company does not guarantee that any compensation or benefits provided under this Award Agreement will satisfy the provisions of Section 409A. If (i) the Grantee’s right to payment is subject to Section 409A, and (ii) the Grantee is a specified employee (within the meaning of Section 409A) as of the Termination Date, then, to the extent necessary to comply with Treasury Regulation section 1.409A-3(i)(2), settlement of the Award shall be delayed until the earlier of (A) the date which is six months after the Grantee’s separation from service, or (B) the date of the Grantee’s death.

13.	Successors. The terms of this Award Agreement shall be binding upon and inure to the benefit of the heirs of the Grantee or distributes of the Grantee’s estate and any successor to the Company.

14.	Governing Law; Severability.

a.	Governing Law. This Award Agreement shall be construed and administered in accordance with the laws of Missouri without regard to its conflict of law principles.

b.

Severability. Any determination by a court of competent jurisdiction or relevant governmental authority that any provision or part of a provision in this Award Agreement is unlawful or invalid shall not serve to invalidate any portion of this Award Agreement not found to be unlawful or invalid, and any provision or part of a provision found to be unlawful or invalid shall be construed in a manner that will give effect to the terms of such provision or part of a provision to the fullest extent possible while remaining lawful and valid.

15.

Acknowledgment of Receipt and Acceptance. By signing below (or execution by other means approved by the Committee, including by electronic signature), the undersigned acknowledges receipt and acceptance of the Award, agrees to the representations made in the Award, and indicates his or her intention to be bound by this Award Agreement and the terms of the Plan.